Exhibit 99.8

RISK FACTORS

Our business is subject to uncertainties and risks. Before you invest in our common units you should carefully consider the risk factors below, as well as the risk factors included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment.

For purposes of these Risk Factors, the “Aloha Acquisition” refers to the pending acquisition by Susser Petroleum Property Company LLC, our wholly owned subsidiary (“PropCo”), of all of the issued and outstanding shares of capital stock of Aloha Petroleum, Ltd. (“Aloha”) from Henger BV Inc. (“Henger”) for total consideration of $240 million in cash, subject to a post-closing earn-out, certain closing adjustments and before transaction costs and expenses, pursuant to a purchase and sale agreement, dated September 25, 2014 (the “Aloha Purchase Agreement”). For purposes of these Risk Factors, the “MACS Acquisition” refers to our acquisition of a 100% membership interest in Mid-Atlantic Convenience Stores, LLC (“MACS”) from ETC M-A Acquisition LLC, an indirect wholly owned subsidiary of Energy Transfer Partners, L.P., for (i) $556 million in cash, subject to certain working capital adjustments, and (ii) 3,983,540 of our common units, which closed on October 1, 2014.  For purposes of these Risk Factors, “Acquisitions” refers to our pending Aloha Acquisition and our MACS Acquisition, collectively.

Risks Related to Our Acquisition Strategy, the Acquisitions and Potential Future Acquisitions

If we are unable to make acquisitions on economically acceptable terms from ETP or third parties, our future growth and ability to increase distributions to unitholders will be limited.

A portion of our strategy to grow our business and increase distributions to unitholders is dependent on our ability to make acquisitions that result in an increase in cash flow. The acquisition component of our growth strategy is based, in large part, on our expectation of ongoing divestitures of retail and wholesale fuel distribution assets by industry participants, including Energy Transfer Partners, L.P. (“ETP”). ETP has no contractual obligations to contribute any assets to us or accept any offer for its assets that we may choose to make. If we are unable to make acquisitions from ETP or third parties for any reason, including if we are unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, we are unable to obtain financing for these acquisitions on economically acceptable terms, we are outbid by competitors or we or the seller are unable to obtain any necessary consents, our future growth and ability to increase distributions to unitholders will be limited. In addition, if we consummate any future acquisitions, our capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Pursuant to an omnibus agreement (the “Omnibus Agreement”) between the Partnership and Susser Holdings Corporation (SUSS) upon the closing of the initial public offering of our common units on September 25, 2012 (“IPO”) we were granted a three-year option to purchase up to 75 new or recently constructed Stripes® convenience stores from SUSS and lease them back to SUSS on specified terms set forth in a lease agreement, including a specified lease rate, for an initial term of 15 years. However, such specified terms may not be economically favorable to us in the future, and we may not choose to continue to exercise this option.

In addition, we expect to grow through additional sale and leaseback transactions with SUSS beyond the option set forth in the Omnibus Agreement. However, SUSS is under no obligation to pursue acquisitions with us, enter into additional sale and leaseback arrangements with us or generally pursue projects that enhance the value of our business. Finally, we may complete acquisitions which at the time of completion we believe will be accretive, but which ultimately may not be accretive. If any of these events were to occur, our future growth would be limited.

Any acquisitions, including the Acquisitions and any future contributions to us of Sunoco or SUSS assets by ETP, are subject to substantial risks that could adversely affect our financial condition and results of operations and reduce our ability to make distributions to unitholders.

Any acquisitions, including the Acquisitions and any future contributions to us of Sunoco, Inc. (“Sunoco”) or SUSS assets by ETP, involve potential risks, including, among other things:

•                  the validity of our assumptions about revenues, capital expenditures and operating costs of the acquired business or assets, as well as assumptions about achieving synergies with our existing business;

•                  the validity of our assessment of environmental and other liabilities, including legacy liabilities;

•                  the costs associated with additional debt or equity capital, which may result in a significant increase in our interest expense and financial leverage resulting from any additional debt incurred to finance the acquisition, or the issuance of additional common units on which we will make distributions, either of which could offset the expected accretion to our unitholders from such acquisition and could be exacerbated by volatility in the equity or debt capital markets;

•                  a failure to realize anticipated benefits, such as increased available cash per unit, enhanced competitive position or new customer relationships;

•                  a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance the acquisition; and

•                  the incurrence of other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

The pending Aloha Acquisition may not be consummated, which could have an adverse impact on our cash available for distribution.

The pending Aloha Acquisition is subject to a number of closing conditions that, if not satisfied or waived, would result in the failure of the pending Aloha Acquisition to be consummated. These conditions include, but are not limited to, the accuracy of each party’s representations and warranties contained in the Aloha Purchase Agreement, the performance by each party of its respective obligations under the Aloha Purchase Agreement, the absence of any court order or law restraining consummation of the pending Aloha Acquisition and the receipt of all necessary governmental and material third- party consents. Satisfaction of many of these closing conditions is beyond our control and, as a result, we cannot assure you that all of the closing conditions will be satisfied or that the pending Aloha Acquisition will be consummated. Our failure to complete the pending Aloha Acquisition or any delays in completing the pending Aloha Acquisition could have an adverse impact on our operations, prospects and cash available for distribution and could negatively impact the price of our common units. If you decide to purchase our common units, you should be willing to do so whether or not we complete the pending Aloha Acquisition.

Integration of the assets acquired in the Acquisitions, other future acquisitions, or future contributions by ETP with our existing business will be a complex, time-consuming and costly process, particularly given that the acquired assets will significantly increase our size and diversify the geographic areas in which we operate. A failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, financial condition, results of operations or cash flows.

The difficulties of integrating Aloha and MACS, other future acquisitions, or future contributions by ETP with our business include, among other things:

•                  difficulties operating in a larger combined organization in new geographic areas and new lines of business;

•                  the inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•                  difficulties in integrating management teams and employees into our operations and establishing effective communication and information exchange with such management teams and employees;

•                  the diversion of management’s attention from our existing business;

•                  difficulties in the assimilation of the acquired assets and operations, including additional regulatory programs;

•                  loss of customers or key employees;

•                  maintaining an effective system of internal controls and integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other regulatory compliance and corporate governance matters; and

•                  difficulties integrating new technology system or financial reporting.

If any of these risks or unanticipated liabilities or costs were to materialize, then any desired benefits from the Acquisitions, other future acquisitions, or contributions by ETP may not be fully realized, if at all, and our future results of operations could be negatively impacted. In addition, the assets acquired in the Acquisitions, other future acquisitions, or contributions by ETP, may actually perform at levels below the forecasts we used to evaluate the acquired assets, due to factors that are beyond our control. If the acquired assets perform at levels below the forecasts we used to evaluate the Acquisitions, other future acquisitions, or contributions by ETP, then our future results of operations could be negatively impacted.

Also, our reviews of businesses or assets proposed to be acquired are inherently imperfect because it generally is not feasible to perform an in- depth review of businesses and assets involved in each acquisition given time constraints imposed by sellers. Even a detailed review of assets and businesses may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the assets or businesses to fully assess their deficiencies and potential. Inspections may not always be performed on every asset, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.

Any acquisitions we complete, including the Acquisitions, are subject to substantial risks that could reduce our ability to make distributions to unitholders.

Even if we do make acquisitions that we believe will increase available cash per unit, these acquisitions may nevertheless result in a decrease in available cash per unit. Any acquisition involves potential risks, including, among other things:

•                  we may not be able to obtain the cost savings and financial improvements we anticipate or acquired assets may not perform as we expect;

•                  we may not be able to successfully integrate the assets or management teams of the businesses we acquire with our assets and management team;

•                  we may fail or be unable to discover some of the liabilities of businesses that we acquire, including liabilities resulting from a prior owner’s noncompliance with applicable federal, state or local laws;

•                  acquisitions may divert the attention of our senior management from focusing on our core business;

•                  we may experience a decrease in our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions; and

•                  we face the risk that our existing financial controls, information systems, management resources and human resources will need to grow to support future growth.

The Acquisitions create direct or increased exposure to risks associated with our operation of retail convenience stores.

We have not historically operated retail convenience stores and the vast majority of our revenues and distributable cash have historically come from the distribution of motor fuels at contracted prices. Consequently, our exposure to the risks associated with operating retail convenience stores has historically been indirect, primarily through the possibility that those risks might lead to volume or margin declines resulting from our distribution of motor fuel to those retail outlets. Pro forma for the completion of the Acquisitions, 22.4% of our 2013 gross profit would have come from retail fuel sales and 13.6% would have come from retail merchandise sales. Consequently, the Acquisitions expose us directly and meaningfully to many new risks associated with the retail convenience industry, including retail fuel margin volatility, competition from other retailers, premises liability, food contamination and merchandise defects, health and safety concerns and merchandise supply and distribution risks. Please read “—Risks Related to our Business Following the Acquisitions” which includes a discussion of additional risks to our business based upon our entry into retail operations as a result of the Acquisitions.

Compliance with and liability under local, state and federal environmental regulations related to our pending Aloha Acquisition, including those that require investigation and remediation activities, may require significant expenditures or result in liabilities that could have a material adverse effect on our business.

As with our other businesses, the Aloha business is subject to various federal, state and local environmental laws and regulations, including those relating to the release or discharge of regulated materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to regulated materials, and the health and safety of our employees. A violation of, liability under or compliance with these laws or regulations or any future environmental laws or regulations, could have a material adverse effect on our business and results of operations and cash available for distribution to our unitholders. With the acquisition of Aloha, we will be subject to a number of additional environmental, health and safety programs. In particular, there are a number of environmental and safety programs applicable to the terminals, including programs to respond to spills and emergencies.

Regulations under the Water Pollution Control Act of 1972 (the “Clean Water Act”), the Oil Pollution Act of 1990 (“OPA 90”) and state laws impose regulatory burdens on terminal operations. Spill prevention control and countermeasure requirements of federal laws and state laws require containment to mitigate or prevent contamination of waters in the event of a refined product overflow, rupture, or leak from above-ground pipelines and storage tanks. The Clean Water Act requires us to maintain spill prevention control and countermeasure plans at our terminal facilities with above-ground storage tanks and pipelines. In addition, OPA 90 requires that most fuel transport and storage companies maintain and update various oil spill prevention and oil spill contingency plans. Facilities that are adjacent to water require the engagement of Federally Certified Oil Spill Response Organizations (“OSROs”) to be available to respond to a spill on water from above ground storage tanks or pipelines. In addition, the transportation and storage of refined products over and adjacent to water involves risk and potentially subjects us to strict, joint, and potentially unlimited liability for removal costs and other consequences of an oil spill where the spill is into navigable waters, along shorelines or in the exclusive economic zone of the United States. In the event of an oil spill into navigable waters, substantial liabilities could be imposed upon us. The Clean Water Act also imposes restrictions and strict controls regarding the discharge of pollutants into navigable waters. The Clean Water Act can impose substantial potential liability for the violation of permits or permitting requirements. For example, we may incur costs of up to $7 million or more to install impervious liners within secondary containment facilities at a terminal in Hawaii after closing of the Aloha Acquisition to bring the terminal properties into compliance with the federal Claim Water Act, which costs, if realized, may have a material adverse effect on our business, liquidity and results of operations and cash available for distribution to our unitholders. In a related matter, Aloha is in negotiations with the U.S. Environmental Protection Agency (“EPA”) and the Department of Justice regarding alleged violations of the Clean Water Act related to a spill from one of the same terminals in 2011. It is possible that the final settlement could be greater than $100,000.

In addition, the terminal operations and associated facilities are subject to the Clean Air Act and comparable state and local statutes. Under these laws, permits may be required before construction can commence on a new source of potentially significant air emissions, and operating permits may be required for sources that are already constructed. If regulations become more stringent, additional emission control technologies may be required to be installed at our facilities. Any such future obligations could require us to incur significant additional capital or operating costs. For example, Aloha is in settlement discussions with EPA and the Department of Justice regarding alleged violations of the New Source Performance Standards under the Clean Air Act. It is likely that the final settlement will be greater than $100,000.

Finally, terminal operations are also subject to additional programs and regulations under the Occupational Safety and Health Act (“OSHA”). A violation of, liability under or compliance with these laws or regulations or any future safety laws or regulations, could have a material adverse effect on our business and results of operations and cash available for distribution to our unitholders.

We are relying upon the creditworthiness of Henger, which is indemnifying us for certain liabilities associated with the pending Aloha Acquisition. To the extent Henger is unable to satisfy its obligations to us, we may have no recourse under the Aloha Purchase Agreement and will bear the risk of certain liabilities associated with the pending Aloha Acquisition.

Under the Aloha Purchase Agreement, Henger has agreed to indemnify us and our affiliates out of an escrow account (the “Escrow Account”) from any and all claims and losses actually suffered or incurred by us or our affiliates arising out of or relating to the breach of Henger’s representations, warranties or covenants or agreements contained in the Aloha Purchase Agreement. Henger’s indemnification obligations are generally limited by an aggregate ceiling equal to the Escrow Account, which is $12.0 million. However, this aggregate ceiling does not apply to certain indemnification obligations relating to the breach of Henger’s fundamental representations, covenants or agreements contained in the Aloha Purchase Agreement, which are each subject to a ceiling equal to the total cash consideration pursuant to the Aloha Purchase Agreement. Henger has also agreed to indemnify us and our affiliates from certain environmental liabilities, including two specified environmental penalties amounting to $900,000 that Aloha received notice of from the EPA and United States Department of Justice (collectively, the “Environmental Liabilities”). Henger retains responsibility after the closing of the pending Aloha Acquisition for such Environmental Liabilities.

To the extent Henger is unable to satisfy its indemnification obligations to us that are not limited to the Escrow Account, we may have no recourse under the Aloha Purchase Agreement and will bear the risk of certain liabilities associated with the pending Aloha Acquisition that are not covered by the Escrow Account, which could materially adversely affect our financial condition, results of operations or cash flows.

Risks Related to Our Business Following the Acquisitions

We may not have sufficient cash from operations following the establishment of cash reserves and payment of costs and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

We may not have sufficient cash each quarter to pay the full amount of our minimum quarterly distribution of $0.4375 per unit, or $1.75 per unit per year. The amount of cash we can distribute on our common and subordinated units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on a number of factors, some of which are beyond our control, including, among other things:

•                  volatility of prices for motor fuel;

•                  demand for motor fuel in the markets we serve, including seasonal fluctuations in demand for motor fuel;

•                  competition from other companies that sell motor fuel products or have convenience stores in our market areas;

•                  regulatory action affecting the supply of or demand for motor fuel, our operations, our existing contracts or our operating costs; and

•                  prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors including:

•                  the level and timing of capital expenditures we make;

•                  the cost of acquisitions, if any;

•                  our debt service requirements and other liabilities;

•                  fluctuations in our working capital needs;

•                  reimbursements made to our general partner and its affiliates for all direct and indirect expenses they incur on our behalf pursuant to the partnership agreement;

•                  our ability to borrow funds and access capital markets;

•                  restrictions contained in debt agreements to which we are a party; and

•                  the amount of cash reserves established by our general partner.

Historical prices for motor fuel have been volatile and significant changes in such prices in the future may adversely affect the profitability of our retail operations.

Crude oil and domestic petroleum markets are volatile. General economic and political conditions, acts of war or terrorism and instability in oil producing regions, particularly in the Middle East and South America, could significantly impact crude oil supplies and petroleum costs. Significant increases and volatility in petroleum costs could impact consumer demand for motor fuel and convenience merchandise. This volatility makes it extremely difficult to predict the impact future petroleum costs fluctuations will have on our operating results and financial condition. Our recent acquisition of MACS and our pending acquisition of Aloha increases our exposure to such volatility due to the inherently greater degree of volatility in retail, versus wholesale, motor fuel margins. A significant change in any of these factors could materially impact both wholesale and retail fuel margins, the volume of motor fuel we distribute or sell at retail, and overall customer traffic, each of which in turn could have a material adverse effect on our business and results of operations and cash available for distribution to our unitholders.

The convenience store industry is highly competitive and impacted by new entrants and our failure to effectively compete could result in lower sales and lower margins.

The geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our stores. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores, mass merchants and local restaurants. Over the past 15 years, several non-traditional retailers, such as supermarkets, hypermarkets, club stores and mass merchants, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the motor fuels market, and we expect their market share will continue to grow. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry. To remain competitive, we must constantly analyze consumer preferences and competitors’ offerings and prices to ensure that we offer a selection of convenience products and services at competitive prices to meet consumer demand. We must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and attract customer traffic to our stores. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could have a material adverse effect on our business and results of operations and cash available for distribution to our unitholders.

SUSS is our largest customer, and we are dependent on SUSS for a significant majority of our revenues. Therefore, we are subject to the business risks of SUSS. If SUSS changes its business strategy, is unable to satisfy its obligations under our various commercial agreements for any reason, or significantly reduces the volume of motor fuel it purchases under the SUSS Distribution Contract, our revenues will decline and our financial condition, results of operations, cash flows and ability to make distributions to our unitholders will be adversely affected.

For the year ended December 31, 2013, SUSS accounted for approximately 66.2% of our revenues, 44.5% of our gross profit and 67.0% of our motor fuel volumes sold. We are the exclusive distributor of motor fuel to SUSS’s existing Stripes® convenience stores and independently operated consignment locations pursuant to our long-term, fee based fuel distribution agreement with SUSS (the “SUSS Distribution Contract”). The SUSS Distribution Contract does not impose any minimum volume obligations on SUSS and SUSS will have a limited ability to remove Stripes® convenience stores from the SUSS Distribution Contract. If SUSS changes its business strategy or significantly reduces the volume of motor fuel it purchases for its Stripes® convenience stores and independently operated consignment locations, our cash flows will be adversely impacted. Any event, whether in our areas of operation or otherwise, that materially and adversely affects SUSS’s financial condition, results of operation or cash flows may adversely affect our ability to sustain or increase cash distributions to our unitholders. Accordingly, we are indirectly subject to the operational and business risks of SUSS, some which are related to the following:

•                  competitive pressures from convenience stores, gasoline stations, and non-traditional fuel retailers such as supermarkets, club stores and mass merchants located in SUSS’s markets;

•                  volatility in prices for motor fuel, which could adversely impact consumer demand for motor fuel;

•                  increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency;

•                  seasonal trends in the convenience store industry, which significantly impact motor fuel sales;

•                  the impact of severe or unfavorable weather conditions on SUSS’s or our facilities or communications networks, or on consumer behavior, travel and convenience store traffic patterns;

•                  cross-border risks associated with the concentration of SUSS’s stores in markets bordering Mexico;

•                  SUSS’s dependence on information technology systems;

•                  SUSS’s ability to build or acquire and successfully integrate new stores;

•                  the operation of SUSS’s retail stores in close proximity to stores of our other customers; and

•                  risks relating to SUSS’s dependence on us for cash flow generation.

Finally, we have no control over SUSS, our largest source of revenue and our primary customer. SUSS may elect to pursue a business strategy that does not favor us and our business. Our general partner and its affiliates, including SUSS and ETP, have conflicts of interest with us and limited fiduciary duties and they may favor their own interests to the detriment of us and our unitholders.

The dangers inherent in the storage of motor fuel could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

We store motor fuel in underground and above ground storage tanks. Our operations are subject to significant hazards and risks inherent in storing motor fuel. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally-imposed fines or clean-up obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. As a result, any such event not covered, or only partially covered, by our insurance could have a material adverse effect on our business, financial condition and results of operations and cash available for distribution to our unitholders.

We may incur costs or liabilities as a result of litigation or adverse publicity resulting from concerns over food quality, product safety, health or other negative events or developments that could cause consumers to avoid our retail locations.

We may be the subject of complaints or litigation arising from food-related illness or product safety which could have a negative impact on our business. Additionally, negative publicity, regardless of whether the allegations are valid, concerning food quality, food safety or other health concerns, food service facilities, employee relations or other matters related to our operations may materially adversely affect demand for our food and other products and could result in a decrease in customer traffic to our retail stores.

It is critical to our reputation that we maintain a consistent level of high quality at our food service facilities and other franchise or fast food offerings. Health concerns, poor food quality or operating issues stemming from one store or a limited number of stores could materially and adversely affect the operating results of some or all of our stores and harm our company-owned brands, continuing favorable reputation, market value and name recognition.

The growth of our wholesale business depends in part on SUSS’s ability to construct, open and profitably operate new Stripes® convenience stores. If SUSS does not construct additional Stripes® convenience stores, our growth strategy and ability to increase cash distributions to our unitholders may be adversely affected.

A significant part of our growth strategy is to increase our wholesale fuel distribution volumes and rental income relating to newly constructed Stripes® convenience stores. SUSS may not be able to construct and open new convenience stores, and any new stores that SUSS opens may be unprofitable or fail to attract expected volumes of motor fuel sales. Several factors that could affect SUSS’s ability to open and profitably operate new stores include:

•                  competition in targeted market areas;

•                  the inability to identify and acquire suitable sites for new stores or to negotiate acceptable leases for such sites;

•                  difficulties in adapting distribution and other operational and management systems to an expanded network of stores;

•                  the potential inability to obtain adequate financing to fund its expansion; and

•                  difficulties in obtaining governmental and other third-party consents, permits and licenses needed to construct and operate additional stores.

Furthermore, SUSS is not obligated to construct additional Stripes® convenience stores nor enter into additional sale and leaseback transactions with respect to any newly constructed stores beyond the sale and leaseback option under the Omnibus Agreement. Additionally, under the SUSS Distribution Contract, SUSS will continue to have the right to convert a limited number of stores each year to third-party consignment contracts, and the third-party wholesalers party to such consignment contracts would not be obligated to purchase any motor fuel from us. If SUSS were to determine in the future that growth via the construction of additional Stripes® convenience stores or additional sale and leaseback transactions is not attractive or that it is more advantageous to contract for third-party consignment sales of motor fuel at existing or future locations as opposed to SUSS selling the motor fuel, it could adversely impact our ability to grow our motor fuel volumes and rental income and our ability to make distributions to our unitholders could be adversely affected.

A significant decrease in demand for motor fuel in the areas we serve would reduce our ability to make distributions to our unitholders.

A significant decrease in demand for motor fuel in the areas that we serve could significantly reduce our revenues and, therefore, reduce our ability to make or increase distributions to our unitholders. Our revenues are dependent on various trends, such as trends in commercial truck traffic, travel and tourism in our areas of operation, and these trends can change. Furthermore, seasonal fluctuations or regulatory action, including government imposed fuel efficiency standards, may affect demand for motor fuel. Because certain of our operating costs and expenses are fixed and do not vary with the volumes of motor fuel we distribute, our costs and expenses might not decrease ratably or at all should we experience a reduction in our volumes distributed. As a result, we may experience declines in our profit margin if our fuel distribution volumes decrease.

Certain of our contracts with suppliers currently have early payment and volume-related discounts which reduce the price we pay for motor fuel that we purchase from them. If we are unable to renew these contracts on similar terms, our gross profit will correspondingly decrease.

Certain of our contracts with suppliers currently have early payment and volume-related discounts based on the timing of our payment and the market price of the fuel and volumes that we purchase. During the year ended December 31, 2013 we received early payment and volume-related discounts on approximately 41% of all motor fuel volumes purchased. If we were to be unable to qualify for these discounts, or unable to renew these contracts on similar terms, our gross profit would decrease, which could, in turn, reduce our cash available for distribution to our unitholders.

We currently depend on limited principal suppliers for the majority of our motor fuel in each of our operating areas. A failure by a principal supplier to renew our supply agreement or an unexpected change in our supplier relationships could have a material adverse effect on our business.

We currently depend on limited principal suppliers for the majority of our motor fuel in each of our operating areas. If any of our principal suppliers elect not to renew their contracts with us, we may be unable to replace the volume of motor fuel we currently purchase from them on similar terms or at all. Furthermore, an unexpected change in our relationship with our principal fuel suppliers could have a material adverse effect on our business, results of operation and cash available for distribution to our unitholders.

We are exposed to performance risk in our supply chain. If our suppliers are unable to sell to us sufficient amounts of motor fuel products, we may be unable to satisfy our customers’ demand for motor fuel.

We rely upon our suppliers to timely provide the volumes and types of motor fuels for which they contract with us. We purchase motor fuels from a variety of suppliers under term contracts. Generally, our supply contracts do not guarantee that we will receive all of the volumes that we need to fulfill the demands of our distribution customers. In times of extreme market demand or supply disruption, we may be unable to acquire enough fuel to satisfy the fuel demand of our customers. Furthermore, the feedstock for a significant portion of our supply comes from other countries, which could be disrupted by political events. In the event that such feedstock becomes scarce, whether as a result of political events or otherwise, we may be unable to meet our customers’ demand for motor fuel.

We currently depend on a limited number of principal suppliers in each of our operating areas for a substantial portion of our merchandise inventory and our products and ingredients for our food service facilities. A disruption in supply or a change in either relationship could have a material adverse effect on our business.

We currently depend on a limited number of principal suppliers in each of our operating areas for a substantial portion of our merchandise inventory and our products and ingredients for our food service facilities. If any of our principal suppliers elect not to renew their contracts with us, we may be unable to replace the volume of merchandise inventory and products and ingredients we currently purchase from them on similar terms or at all in those operating areas. Further, a disruption in supply or a significant change in our relationship with any of these suppliers could have a material adverse effect on our business and results of operations.

Increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency, could adversely impact our business.

Any technological advancements, regulatory changes or changes in consumer preferences causing a significant shift toward alternative motor fuels, or non-fuel dependent means of transportation, could reduce demand for the conventional petroleum based motor fuels we currently sell. Additionally, a shift toward electric, hydrogen, natural gas or other alternative or non fuel-powered vehicles could fundamentally change our customers’ shopping habits or lead to new forms of fueling destinations or new competitive pressures. Finally, new technologies developed to improve fuel efficiency or governmental mandates to improve fuel efficiency may result in decreased demand for petroleum-based fuel. Any of these outcomes could potentially result in fewer visits to our convenience stores, a reduction in demand from our wholesale customers, decreases in both fuel and merchandise sales revenue or reduced profit margins, any of which could have a material adverse effect on our business, financial condition and results of operations and cash available for distribution to our unitholders.

General economic, financial and political conditions may materially adversely affect our results of operations and financial conditions and cash available for distribution to our unitholders.

General economic, financial and political conditions may have a material adverse effect on our results of operations and financial condition and cash available for distribution to our unitholders. Declines in consumer confidence and/or consumer spending, continuing high unemployment, significant inflationary or deflationary changes or disruptive regulatory or geopolitical events could contribute to increased volatility and diminished expectations for the economy and our markets, including the market for our goods and services, and lead to demand or cost pressures that could negatively and adversely impact our business. Examples of these types or conditions would include a general or prolonged decline or shocks to regional or broader macro-economies; regulatory changes that could impact the markets in which we operate, such as immigration or trade reform laws or regulations prohibiting or limiting hydraulic fracturing, which could reduce demand for our goods and services or lead to pricing, currency or other pressures; or deflationary economic pressures, which could hinder our ability to operate profitably in view of the challenges inherent in making corresponding deflationary adjustments to our cost structure, which includes significant levels of both fixed costs, such as rent and interest expense, that would require significant structural changes to reduce or eliminate as well as variable costs, such as labor expenses, which could reduce profitability if they do not fall as quickly or as much as the prices we are able to charge for our goods and services. The nature of these types of risks, which are often unpredictable, makes them difficult to plan for, or otherwise mitigate, and they are generally uninsurable, which compounds their potential impact on our business.

Compliance with and liability under existing and future local, state and federal environmental regulation, including those that require investigation and remediation activities, may require significant expenditures or result in liabilities that could have a material adverse effect on our business.

Our business is subject to various federal, state and local environmental laws and regulations, including those relating to underground storage tanks, the release or discharge of regulated materials into the air, water and soil, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to regulated materials, and the health and safety of our employees. A violation of, liability under or compliance with these laws or regulations or any future environmental laws or regulations, could have a material adverse effect on our business and results of operations and cash available for distribution to our unitholders.

Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), impose strict, and under certain circumstances, joint and several, liability on the owner and operator as well as former owners and operators of properties for the costs of investigation, removal or remediation of contamination and also impose liability for any related damages to natural resources without regard to fault. In addition, under CERCLA and similar state laws, as persons who arrange for the transportation, treatment or disposal of hazardous substances, we also may be subject to similar liability at sites where such hazardous substances come to be located. We may also be subject to third-party claims alleging property damage and/or personal injury in connection with releases of or exposure to hazardous substances at, from or in the vicinity of our current or former properties or off-site waste disposal sites. The costs associated with the investigation and remediation of contamination, as well as any associated third party claims, could be substantial, and could have a material adverse effect on our business and results of operations and our ability to service our outstanding indebtedness. In addition, the presence of, or failure to, remediate identified or unidentified contamination at our properties could potentially materially adversely affect our ability to sell or rent such property or to borrow money using such property as collateral.

We are required to make financial expenditures to comply with regulations governing underground storage tanks adopted by federal, state and local regulatory agencies. Compliance with existing and future environmental laws regulating underground storage tank systems of the kind we use may require significant capital expenditures in the future. For example, on September 23, 2014, the EPA sent a revised rulemaking originally proposed in November 2011 to the federal Office of Management and Budget for final review that, once adopted by the EPA, would amend the existing federal underground storage tank rules in a manner that could require us to incur added costs to comply, which costs may be substantial. The EPA currently projects that the revised rulemaking will be adopted by the end of 2014. Expenditures under existing or future laws and regulations may include upgrades, modifications, and the replacement of underground storage tanks and related piping to comply with current and future regulatory requirements designed to ensure the detection, prevention, investigation and remediation of leaks and spills.

In addition, the Clean Air Act and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. While we believe we are in material compliance with all applicable regulatory requirements with respect to underground storage tank systems of the kind we use, the regulatory requirements may become more stringent or apply to an increased number of underground storage tanks in the future, which would require additional, potentially material, expenditures.

We are required to comply with federal and state financial responsibility requirements to demonstrate that we have the ability to pay for cleanups or to compensate third parties for damages incurred as a result of a release of regulated materials from our underground storage tank systems. We seek to comply with these requirements by maintaining insurance that we purchase from private insurers and in certain circumstances, rely on applicable state trust funds, which are funded by underground storage tank registration fees and taxes on wholesale purchase of motor fuels. The coverage afforded by each fund varies and is dependent upon the continued maintenance and solvency of each fund. More specifically, in Texas we met our financial responsibility requirements by state trust fund coverage for claims asserted prior to December 1998 (claims reported after that date are ineligible for reimbursement) and all claims covered by the fund were paid by August 31, 2012 when the fund expired. We meet such requirements for claims asserted after December 1998 through insurance that we have obtained from private insurers. In Oklahoma and New Mexico, we meet our financial responsibility requirements by state trust fund coverage for cleanup liability and meet the requirements for third-party liability through private insurance. In Tennessee and Georgia, our financial responsibility requirements are covered under the state trust fund up to the fund limits backed by private insurance for those sites where cleanup costs exceed the coverage of the fund and meet the requirements for third-party liability through private insurance. The sites in Virginia are covered under the state fund for site cleanup, backed by parental guarantees and private insurance at sites where the cleanup costs exceed fund limits and private insurance for third-party claims. Finally, in Maryland, we meet our financial responsibility requirements through private insurance for both cleanup costs and third-party claims.

We are currently responsible for investigating and remediating contamination at a number of our current and former properties. We are entitled to reimbursement for certain of these costs under various third-party contractual indemnities, and insurance policies, subject to eligibility requirements, deductibles, per incident, annual and aggregate caps. To the extent third parties (including insurers) do not pay for investigation and remediation as we anticipate, and/or insurance is not available, we will be obligated to make these additional payments, which could materially adversely affect our business, liquidity and results of operations and cash available for distribution to our unitholders.

We believe we are in material compliance with applicable environmental requirements; however, we cannot ensure that violations of these requirements will not occur in the future. Although we have a comprehensive environmental, health and safety program, we may not have identified all of the environmental liabilities at all of our current and former locations; material environmental conditions not known to us may exist; existing and future laws, ordinances or regulations may impose material environmental liability or compliance costs on us; or we may be required to make material environmental expenditures for remediation of contamination that has not been discovered at existing locations or locations that we may acquire.

Furthermore, new laws, new interpretations of existing laws, increased governmental enforcement of existing laws or other developments could require us to make additional capital expenditures or incur additional liabilities. The occurrence of any of these events could have a material adverse effect on our business and results of operations and cash available for distribution to our unitholders.

Pending or future consumer or other litigation could adversely affect our financial condition and results of operations.

Our retail operations are characterized by a high volume of customer traffic and by transactions involving a wide array of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, we are frequently party to individual personal injury, bad fuel, products liability and other legal actions in the ordinary course of our business. While we believe these actions are generally routine in nature, incidental to the operation of our business and immaterial in scope, if our assessment of any action or actions should prove inaccurate our financial condition and results of operations could be adversely affected.

Additionally, we are occasionally exposed to industry-wide or class-action claims arising from the products we carry, the equipment or processes we use or employ or industry-specific business practices. In recent years several retailers have also experienced data breaches resulting in exposure of sensitive customer data, including payment card information. Any such breach of our systems, or any failure to secure our systems against such a breach, could expose us to customer litigation, as well as sanctions from the payment card industry. Retailers have also increasingly become targets of certain types of patent litigation by “non-practicing entities” who acquire intellectual property rights solely for purposes of instituting mass litigation.

While industry-specific or class action litigation of this type is less frequent in occurrence than individual consumer claims, the cost of defense and ultimate disposition may be material to our financial condition, results of operation and cash available for distribution to our unitholders.

Wholesale cost increases in tobacco products, including excise tax increases on cigarettes, could adversely impact our revenues and profitability.

Significant increases in wholesale cigarette costs and tax increases on cigarettes may have an adverse effect on unit demand for cigarettes. Cigarettes are subject to substantial and increasing excise taxes on both a state and federal level. We cannot predict whether this trend will continue into the future. Increased excise taxes may result in declines in overall sales volume as well as reduced gross profit percent, due to lower consumption levels and to a shift in consumer purchases from the premium to the non-premium or discount segments or to other lower-priced tobacco products or to the import of cigarettes from countries with lower, or no, excise taxes on such items.

Currently, major cigarette manufacturers offer rebates to retailers. We include these rebates as a component of our gross margin from sales of cigarettes. In the event these rebates are no longer offered, or decreased, our wholesale cigarette costs will increase accordingly. In general, we attempt to pass price increases on to our customers. However, due to competitive pressures in our markets, we may not be able to do so. These factors could materially impact our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross profit and overall customer traffic, which could in turn have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

Failure to comply with state laws regulating the sale of alcohol and cigarettes may result in the loss of necessary licenses and the imposition of fines and penalties on us, which could have a material adverse effect on our business and cash available for distribution to our unitholders.

State laws regulate the sale of alcohol and cigarettes. A violation or change of these laws could adversely affect our business, financial condition and results of operations because state and local regulatory agencies have the power to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of these products or to seek other remedies. Such a loss or imposition could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

Future legislation and campaigns to discourage smoking may have a material adverse effect on our revenues and gross profit.

Future legislation and national, state and local campaigns to discourage smoking could have a substantial impact on our business, as consumers adjust their behaviors in response to such legislation and campaigns. Reduced demand for cigarettes could have a material adverse effect on sales of, and margins for, the cigarettes we sell.

The wholesale motor fuel distribution industry is characterized by intense competition and fragmentation, and our failure to effectively compete could result in lower margins.

The market for distribution of wholesale motor fuel is highly competitive and fragmented, which results in narrow margins. We have numerous competitors, some of which may have significantly greater resources and name recognition than us. We rely on our ability to provide value-added, reliable services and to control our operating costs in order to maintain our margins and competitive position. If we were to fail to maintain the quality of our services, certain of our customers could choose alternative distribution sources and our margins could decrease. While major integrated oil companies have generally continued to divest retail sites and the corresponding wholesale distribution to such sites, such major oil companies could shift from this strategy and decide to distribute their own products in direct competition with us, or large customers could attempt to buy directly from the major oil companies. The occurrence of any of these events could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

Severe weather could adversely affect our business by damaging our suppliers’, our or our customers’ facilities or communications networks.

A substantial portion of our wholesale distribution and retail networks is located in regions susceptible to severe storms, including hurricanes. A severe storm could damage locations, facilities or communications and transportation networks essential to the success of our wholesale distribution and retail businesses. If warmer temperatures, or other climate changes, lead to changes in extreme weather events, including increased frequency, duration or severity, these weather-related risks could become more pronounced. Any weather-related catastrophe or disruption could have a material adverse effect on our business and results of operations, potentially causing losses beyond the limits of the insurance we currently carry.

Negative events or developments associated with our branded suppliers could have an adverse impact on our revenues.

We believe that the success of our operations is dependent, in part, on the continuing favorable reputation, market value and name recognition associated with the motor fuel brands sold both at Stripes® and Sac-N-Pac™ convenience stores and to independent, branded dealers. Erosion of the value of those brands could have an adverse impact on the volumes of motor fuel we distribute, which in turn could have a material adverse effect on our financial condition and ability to make distributions to our unitholders.

We are subject to federal, state and local laws and regulations that govern the product quality specifications of the refined petroleum products we purchase, store, transport and sell to our distribution customers.

Various federal, state and local government agencies have the authority to prescribe specific product quality specifications for certain commodities, including commodities that we distribute. Changes in product quality specifications, such as reduced sulfur content in refined petroleum products, or other more stringent requirements for fuels, could reduce our ability to procure product, require us to incur additional handling costs and/or require the expenditure of capital. If we are unable to procure product or recover these costs through increased sales, we may not be able to meet our financial obligations. Failure to comply with these regulations could result in substantial penalties.

We are not fully insured against all risks incident to our business.

We are not fully insured against all risks incident to our business. We may be unable to obtain or maintain insurance with the coverage that we desire at reasonable rates. As a result of market conditions, the premiums and deductibles for certain of our insurance policies have increased and could continue to do so. Certain insurance coverage could become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial condition and ability to make distributions to our unitholders.

Future litigation could adversely affect our financial condition and results of operations.

We are occasionally exposed to various litigation claims in the ordinary course of our business, including dealer litigation and industry-wide or class-action claims arising from the equipment or processes we use or employ or industry-specific business practices. If we were to become subject to any such claims in the future, our defense costs and any resulting awards or settlement amounts may not be fully covered by our insurance policies. An unfavorable outcome or settlement of any future lawsuits could have a material adverse effect on our financial condition, results of operation and cash available for distribution to our unitholders.

We rely on SUSS for transportation of a significant portion of our motor fuel, which in turn relies, in part, on third-party transportation providers. As a result, a change in SUSS’s transportation providers, a significant change in SUSS’s relationship with its transportation providers or nonperformance or a disruption of motor fuel transportation services by SUSS or by SUSS’s transportation providers could have a material adverse effect on our business.

SUSS transports a significant portion of our motor fuel from terminals to its Stripes® convenience stores and consignment locations, and to our third-party dealers and other customers pursuant to a long-term, fee based transportation contract with us (the “SUSS Transportation Contract”). SUSS transports a portion of our motor fuel itself and has contracts with third-party transportation carriers for the remainder of our motor fuel. SUSS’s third-party contracts with its transportation providers may be terminated by either party upon 30 days’ notice. A change in transportation providers, a significant change in SUSS’s relationship with its transportation providers or nonperformance or a disruption in service by SUSS or by SUSS’s transportation providers could have a material adverse effect on our business, results of operations and cash available for distribution.

If we cannot otherwise agree with SUSS on fuel supply terms for volumes we sell to SUSS in the future (other than for stores purchased by us pursuant to our sale and leaseback option), then we will be required to supply volumes at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents per gallon we will receive for motor fuel sold pursuant to the SUSS Distribution Contract. Furthermore, if certain of our operating costs increase significantly, we may not realize our anticipated profit margin with regard to motor fuel distributed to SUSS at the alternate fuel sales rate.

Our Omnibus Agreement provides that if we cannot agree with SUSS on fuel supply terms for volumes we sell to SUSS in the future (other than for stores purchased by us pursuant to our sale and leaseback option), we will be required to distribute motor fuel to SUSS’s newly built, acquired or added retail stores or consignment locations at a price equal to our motor fuel cost plus the alternate fuel sales rate, which will be substantially less than the fixed profit margin of three cents we receive for motor fuel sold pursuant to the SUSS Distribution Contract. The alternate fuel sales rate is a per gallon fee we will receive equal to our prior year per-gallon motor fuel distribution costs, excluding the cost of the motor fuel, plus 30% of such costs. Our motor fuel distribution costs include direct distribution expenses as well as general and administrative expenses, maintenance capital expenditures, franchise taxes and other miscellaneous costs. Under the Omnibus Agreement, the alternate fuel sales rate will reset annually, but the fixed fee included in the rate for a given year will be based on our motor fuel distribution costs for the immediately preceding year.

Accordingly, even though the alternate fuel sales rate will reset annually, we may not realize our anticipated profit margin on motor fuel distributed to SUSS at the alternate fuel sales rate. If our operating costs significantly increase in a given year as compared to immediately preceding year operating costs, the profit margin we receive for fuel distributed at the alternate fuel sales rate will be reduced, which will negatively impact our results of operations and cash available for distribution to our unitholders.

We rely on our suppliers to provide trade credit terms to adequately fund our ongoing operations.

Our business is impacted by the availability of trade credit to fund fuel purchases. An actual or perceived downgrade in our liquidity or operations (including any credit rating downgrade by a rating agency) could cause our suppliers to seek credit support in the form of additional collateral, limit the extension of trade credit, or otherwise materially modify their payment terms. Any material changes in our payments terms, including early payment discounts, or availability of trade credit provided by our principal suppliers could impact our liquidity, results of operations and cash available for distribution to our unitholders.

Terrorist attacks and threatened or actual war may adversely affect our business.

Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control. Terrorist attacks or threats, whether within the United States or abroad, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers may adversely impact our operations. Specifically, strategic targets such as energy related assets (which could include refineries that produce the motor fuel we purchase or ports in which crude oil is delivered) may be at greater risk of future terrorist attacks than other targets in the United States. These occurrences could have an adverse impact on energy prices, including prices for motor fuels, and an adverse impact on our operations. Any or a combination of these occurrences could have a material adverse effect on our business, results of operations and cash available for distribution to our unitholders.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption of these systems or an act of cyber-terrorism could adversely affect our business.

We depend on our information technology (“IT”) systems to manage numerous aspects of our business transactions and provide analytical information to management. Our IT systems are an essential component of our business and growth strategies, and a serious disruption to our IT systems could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, cyber- security breaches or cyber-terrorism, and computer viruses. Any disruption could cause our business and competitive position to suffer and cause our operating results to be reduced.

Our future debt levels may impair our financial condition.

We had $775.0 million of debt outstanding as of October 17, 2014, of which $772.0 million was outstanding borrowings under our $1.25 billion revolving credit facility (“New Credit Facility”) pursuant to a credit agreement, entered into on September 25, 2014, by and among the Partnership, as Borrower, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and an LC Issuer (the ‘‘Credit Agreement’’), and had the ability to incur up to $478 million of additional debt under our New Credit Facility (including letter of credit) and could seek to borrow up to an additional $250 million under our New Credit Facility, subject to certain conditions. The level of our future indebtedness could have important consequences to us, including:

•                  making it more difficult for us to satisfy our obligations with respect to our Credit Agreement;

•                  limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, the execution of our growth strategy and other activities;

•                  requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce our cash flow available to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other activities;

•                  making us more vulnerable to adverse changes in general economic conditions, our industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions; and

•                  placing us at a competitive disadvantage compared with our competitors that have less debt.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Increases in interest rates could reduce the amount of cash we have available for distributions as well as the relative value of those distributions to yield-oriented investors, which could cause a decline in the market value of our common units.

Approximately $772.0 million of our outstanding indebtedness as of October 17, 2014, bears interest at variable interest rates. Should those rates rise, the amount of cash we would otherwise have available for distribution would ordinarily be expected to decline, which could impact our ability to maintain or grow our quarterly distributions. Additionally, an increase in interest rates in lower risk investment alternatives, such as United States treasury securities, could cause investors to demand a relatively higher distribution yield on our common units, which, unless we are able to raise our distribution, would imply a lower trading price of our common units. Consequently, rising interest rates could cause a significant decline in the market value of our common units.

Our New Credit Facility has substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions to our unitholders.

We are dependent upon the earnings and cash flow generated by our operations in order to meet our debt service obligations and to allow us to make cash distributions to our unitholders. The operating and financial restrictions and covenants in our New Credit Facility and any future financing agreements may restrict our ability to finance future operations or capital needs, to engage in or expand our business activities or to pay distributions to our unitholders. For example, our New Credit Facility restricts our ability to, among other things:

•                  Incur certain additional indebtedness;

•                  Incur, assume or permit certain liens to exist on our properties or assets;

•                  Make certain investments or enter into certain restrictive material contracts; and

•                  Merge or dispose of all or substantially all of our assets.

In addition, our Credit Agreement contains covenants requiring us to maintain certain financial ratios. See our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 1, 2014.

Our future ability to comply with these restrictions and covenants is uncertain and will be affected by the levels of cash flow from our operations and other events or circumstances beyond our control. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any provisions of our New Credit Facility that are not cured or waived within the appropriate time periods provided in the New Credit Facility, a significant portion of our indebtedness may become immediately due and payable, our ability to make distributions to our unitholders will be inhibited and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

We depend on cash flow generated by our subsidiaries.

We are a holding company with no material assets other than the equity interests in our subsidiaries. We currently have seven subsidiaries that conduct all of our operations and own all of our assets. These subsidiaries are distinct legal entities and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries and our subsidiaries may not be able to, or be permitted to, make distributions to us. In the event that we do not receive distributions from our current or future subsidiaries, we may be unable to meet our financial obligations or make distributions to our unitholders.

The impact of derivatives legislation by the United States Congress could have an adverse effect on our ability to use derivative instruments to reduce the effect of changes in commodity prices and interest rates and other risks associated with our business.

The United States Congress adopted comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the- counter derivatives market and entities, such as us, that participate in that market. The legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010 and requires the Commodities Futures Trading Commission (the “CFTC”), the SEC and other regulators to promulgate rules and regulations implementing the new legislation. The CFTC has issued final regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalent. Certain bona fide hedging transactions or positions would be exempt from these position limits. The financial reform legislation may also require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities, although the application of those provisions is uncertain at this time. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

The final rules will be phased in over time according to a specified schedule which is dependent on the finalization of certain other rules to be promulgated jointly by the CFTC and the SEC. The Dodd-Frank Act and any new regulations could significantly increase the cost of some derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of some derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and potentially increase our exposure to less creditworthy counterparties. Any of these consequences could have a material adverse effect on our financial condition, results of operations and cash available for distribution to our unitholders.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for U.S. federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income tax at varying rates. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we will be subject to the entity-level Texas franchise tax. Imposition of any such additional taxes on us or an increase in the existing tax rates would reduce the cash available for distribution to our unitholders.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such legislation will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

We have a subsidiary that is treated as a corporation for U.S. federal income tax purposes and is subject to corporate-level income tax.

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to U.S. federal income tax, some of our operations are currently conducted, and our acquisition of MACS and our pending acquisition of Aloha will result in an increase in the proportion of our operations that are conducted through PropCo, our subsidiary that is organized as a corporation for U.S. federal income tax purposes. The taxable income, if any, of PropCo is subject to corporate-level U.S. federal income taxes, which may reduce the cash available for distribution to us and, in turn, to our unitholders. If the Internal Revenue Service (the “IRS”) or other state or local jurisdictions were to successfully assert that PropCo or any of its wholly owned affiliates has more tax liability than we anticipate or legislation is enacted that increases the corporate tax rate, then cash available for distribution could be further reduced. The income tax return filing positions taken by PropCo requires significant judgment, use of estimates, and the interpretation and application of complex tax laws. Significant judgment is also required in assessing the amounts of deductible and taxable items. Despite our belief that the income tax return positions taken by PropCo (and its wholly owned affiliates) are fully supportable, certain positions may be successfully challenged by the IRS, state or local jurisdictions.

Our unitholders will be required to pay taxes on their share of our income even if they do not receive any cash distributions from us.

Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, our unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated as a partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which could result in us filing two U.S. federal income tax returns (and unitholders receiving two Schedules K-1 if relief was not available, as described below) for one fiscal year and would result in a deferral of depreciation deductions allowable in computing a unitholder’s share of our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our technical termination currently would not affect our classification as a partnership for U.S. federal income tax purposes but instead we would be treated as a new partnership for U.S. federal income tax purposes. If we were treated as a new partnership for U.S. federal income tax purposes, we would be required to make new tax elections and could be subject to penalties if we were unable to determine that a technical termination occurred. Pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If a unitholder sells its common units, it will recognize a gain or loss equal to the difference between the amount realized and its tax basis in those common units. Because distributions in excess of a unitholder’s allocable share of our net taxable income result in a decrease in its tax basis in its common units, the amount, if any, of such prior excess distributions with respect to the units it sells will, in effect, become taxable income to the unitholder if it sells such units at a price greater than its tax basis in those units, even if the price the unitholder receives is less than its original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions and certain other items. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if a unitholder sells its units, the unitholder may incur a tax liability in excess of the amount of cash it receives from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investments in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (or “IRAs”), and non-U.S. persons raise issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their shares of our taxable income. Unitholders that are tax-exempt entities or non-U.S. persons should consult their tax advisors before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest by the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest by the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to a unitholder. It also could affect the timing of these tax benefits or the amount of gain from a unitholder’s sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to a unitholder’s tax returns.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered as having disposed of those common units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their common units should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

Unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of investing in our common units.

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently own property or do business in a substantial number of states, most of which impose a personal income tax and many impose an income tax on corporations and other entities. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and non-U.S., as well as U.S. federal tax returns that may be required of it. Andrews Kurth LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.